UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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NVIDIA CORPORATION

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Commencing May 10, 2011, NVIDIA Corporation communicated the following information to certain stockholders of NVIDIA.

Purpose of the Outreach

At our 2011 Annual Meeting of Stockholders to be held on May 18, 2011, our stockholders will cast an advisory vote to approve the compensation of our named executive officers as disclosed in our proxy statement filed with the Securities and Exchange Commission on April 8, 2011. In connection with the advisory vote, we are making every effort to assist our stockholders in understanding the advisory vote and facilitate prompt voting.

Your vote is important. Our board of directors urges you to vote “FOR” Proposal 3, the advisory vote on executive compensation.

Our fiscal year ends on the last Sunday of January. Fiscal 2011 refers to our fiscal year starting February 1, 2010 and ending January 30, 2011. Fiscal 2010 refers to our fiscal year starting January 26, 2009 and ending January 31, 2010. Fiscal 2009 refers to our fiscal year starting January 28, 2008 and ending January 25, 2009.

During fiscal 2011, we accomplished the following:

•	Returned to profitability and increased our GAAP net income from a net loss of $68.0 million in fiscal 2010 to net income of $253.1 million in fiscal 2011.

•	Grew our gross margins to a record level of 48.1% in the fourth quarter of fiscal 2011 and to 39.8% for all of fiscal 2011.

•	Increased by 54% our stock price from the end of fiscal 2010 to the end of fiscal 2011.

•	Won multiple design wins in Android tablets with Tegra, the world’s first dual core processor.

•	Settled our dispute with Intel Corporation and entered into 6-year cross-license with future payments to NVIDIA of $1.5 billion.

•	Regained our leadership position with the second generation GeForce—GTX5xx family.

•	Completed an architecture license for next generation ARM architecture and established ARM as our CPU architecture.

Our Executive Compensation Program

Our executive compensation program has consistently and meaningfully been focused on pay-for-performance principles, and has included salary freezes, salary reductions and lack of variable cash compensation payouts in certain years. Summarized below is a chronology of actions taken by our Compensation Committee to align base salaries and variable cash compensation to our business objectives, performance and the long-term interests of our stockholders.

Base Salaries

•	In March 2008, the Compensation Committee determined that the base salary of each executive officer for fiscal 2009 should remain at its fiscal 2008 level.

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In September 2008, in light of the economic environment and our cost reduction efforts, the Compensation Committee reduced Mr. Huang’s annual base salary from the fiscal 2008 level of $600,000 to $1 (after taxes and benefit contributions) at his recommendation.

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Effective March 1, 2009 through February 28, 2010, in light of the economic environment and our cost reduction efforts, the base salaries of our executive officers were reduced by 5% from their fiscal 2008 levels in connection with a company-wide salary reduction.

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At the beginning of fiscal 2011, the Compensation Committee reinstated the base salaries of our executive officers to their fiscal 2008 pre-reduction salary levels, including Mr. Huang, in light of our improved financial condition.

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In September 2010, the Compensation Committee increased the annual base salaries of certain executive officers (Messrs. Puri and Shannon and Ms. Shoquist) in conjunction with its review of base salaries for all our leaders. Messrs. Puri and Shannon had not received salary increases since 2005 and the adjustments placed them in the 75th percentile of our peer companies. Ms. Shoquist had not received a salary increase since 2008 and the adjustment placed her in the 75th percentile of our peer companies.

Variable Compensation Plan

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The variable compensation plan for the executive officers is also applicable to over 950 NVIDIA key employees and focuses on both corporate performance (50% of the target opportunity) and individual performance (50% of the target opportunity) to determine payouts, and has the same corporate performance goal.

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For fiscal 2009, our corporate performance did not meet the minimum threshold targets for payout and in light of our cost saving actions, prior to the completion of the fiscal year, in September 2008 the Compensation Committee determined, that all executive officers, including Mr. Huang, would not receive any payment under the individual portion variable compensation plan, even if those executive officers achieved some or all of their individual performance goals.

•

For fiscal 2010, in March 2009 the Compensation Committee determined that our executive officers would not be eligible to participate under any variable compensation plan in light of our prior year performance, expectations for the current year, and the need to reduce costs.

•	In February 2010, the Compensation Committee determined to reinstitute the variable compensation plan for fiscal 2011 with challenging corporate performance goals based

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upon our fourth quarter fiscal 2010 results and forecasting that such results would continue through fiscal 2011.

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In September 2010, in light of rapidly changing business conditions that affected our second quarter results, the Compensation Committee decided to split the original single annual performance period into two six-month periods with respect to corporate performance. The Compensation Committee determined that no amount of variable compensation was earned with respect to the corporate component for the first half of the year and established with considerable uncertainty the following new corporate performance goals and maximum payout related to the second half of the year:

	GAAP Net Income*	Payout of Pro-Rated Corporate Target Amount
Target Amount	$142 million	100%
Maximum Amount	$177 million	120%

*	Aggregate goal for combined third and fourth quarter 2011 results.

The Compensation Committee took these actions in order to provide motivation to our employees and to provide an attractive incentive for new hire candidates. The variable compensation plan had never before been reset mid-year; however, without these actions, no payout would occur under the variable compensation plan for three straight years. The Compensation Committee also removed the threshold amount in order to ensure that some payout would occur under the variable compensation plan as we needed to retain and motivate existing employees and attract new employees.

Under the new second half payout structure, the corporate component was capped at 120%, rather than 200%, of the corporate target amount, and was also pro-rated so that it could only be earned in respect of 50% of the original corporate target amount rather than 100%. Effectively, the target amount allocable to achievement of the second half corporate performance was 25% of the total annual target award and capped at 30% of the total (both corporate and individual) target cash amount versus 100% under the original structure. The Compensation Committee believes that this was a fair and reasonable reduction in light of the shorter performance period, while still motivating our executive officers and employees to achieve or exceed our corporate goal. The target amount of GAAP net income of $142 million reflected our internal forecast, while the maximum amount of $177 million reflected analyst consensus.

Total GAAP net income for the third and fourth quarters of fiscal 2011 was $256.6 million, an increase of $17.9 million (or 7%) over the same period in fiscal 2010. Total GAAP net income for fiscal 2011 was $253 million, or 42% of the original target level of $603 million, an increase of $321 million as compared to the results for fiscal 2010.

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There is a strong link between our performance and Mr. Huang’s fiscal 2011 compensation.

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Mr. Huang earned total compensation of $5.3 million in fiscal 2011 compared to $3.5 million in fiscal 2010. The increase of $1.8 million was attributable to (a) the reinstatement of his annual base salary from $1 to its fiscal 2007/2008/2009 level of $600,000 and (b) variable cash compensation of $1.4 million in fiscal 2011 compared to none in fiscal 2010, offset by a stock option grant date award value that was $200,000 lower in fiscal 2011 compared to fiscal 2010.

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Mr. Huang’s base salary is in the lowest quartile of companies we call our executive peers, reflecting the Compensation Committee’s decision to weight Mr. Huang’s total target compensation for fiscal 2011 more heavily toward performance-based compensation.

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Mr. Huang’s variable cash compensation payout of $1.4 million for fiscal 2011, represented 130% of his individual target amount and 60% of his annual corporate target amount, resulting in a total payout of 95% of his full year cash target amount ($1.4 million of $1.5 million). Mr. Huang’s total cash opportunity placed him in the 50th to 75th percentile of our executive peers.

The value of Mr. Huang’s equity compensation did not increase in fiscal 2011 compared to fiscal 2010.

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The grant date fair values of the option awards in our proxy statement are the same as those used for purposes of recording the compensation expense in our audited financial statements, and we believe our assumptions are appropriate and reasonable. We believe Institutional Shareholder Services, or ISS, overstates the value of Mr. Huang’s fiscal 2011 option grants by $1.8 million when compared with our model, which has been in place for a number of years and is consistent with GAAP and the practices of our industry and our peers.

•	We believe that the assumptions underlying the fair value of Mr. Huang’s option grants reported in the ISS Proxy Report are based on faulty assumptions:

¡	ISS uses the maximum potential term of the option as the expected life, whereas we use the weighted average expected life, which is consistent with GAAP.

¡

ISS measures expected volatility by looking at our stock price volatility over the three years prior to the grant dates, which is not reflective of the actual expected term of the options; we, in contrast, apply a lattice model that estimates expected volatility based on a 7-year historical period (consistent with the expected term of the options).

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